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                                                                    EXHIBIT 16.1

                      [ERNST & YOUNG LETTERHEAD]

April 1, 1994


The Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Service Corporation International (SCI) has requested that we read Item 9 of Form 10-K filed March 31, 1994, and provide this letter. We note that SCI has determined to revise its disclosure about the change in auditors previously reported in Form 8-K, filed April 1, 1993, and various amendments thereto, to provide a chronological history of the matter. Item 9 refers to our views in paragraph 4 and the last sentence of paragraph 5 as previously reported in amendments to SCI's Form 8-K dated April 6, 1993, and May 5, 1993, and we have nothing further to add.

                                          Very truly yours,

                                      /s/  ERNST & YOUNG